                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

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     Filed by a Party other than the Registrant [ ]
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     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the

                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           DELL COMPUTER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                      N/A
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

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                 1              9              9              7
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                                  [DELL LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                      AND

                                PROXY STATEMENT

                           DELL COMPUTER CORPORATION
                                  ONE DELL WAY
                            ROUND ROCK, TEXAS 78682

                           DELL COMPUTER CORPORATION
                                  ONE DELL WAY
                            ROUND ROCK, TEXAS 78682

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To Our Stockholders:


     The Annual Meeting of Stockholders of Dell Computer Corporation (the "Company") will be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas, on Friday, July 18, 1997 at 9:00 a.m., local time. At the meeting, stockholders will be asked to vote on the following proposals:

     Proposal 1 -- Elect two directors, each with a term of three years.

     Proposal 2 -- Approve an amendment to the Company's Certificate of
                   Incorporation to increase the number of authorized shares of Common Stock from 300 million to one billion.

     Proposal 3 -- Approve an amendment to the Company's Incentive Plan to (a)
                   provide for automatic periodic increases in the number of shares of Common Stock that may be awarded thereunder and (b) reduce the number of authorized shares that may be awarded in the form of "Stock Awards" (as defined in the Incentive Plan) from 25% to 20%.

Stockholders will also transact any other business that may properly come before the meeting.

     The Board of Directors has established May 30, 1997 as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to vote at the meeting.

                            YOUR VOTE IS IMPORTANT!

     Please date, sign and return the enclosed proxy card promptly so that we can be assured of having a quorum at the meeting and so that your shares may be voted in accordance with your wishes. Doing so will assist the Company in reducing the expenses of additional proxy solicitation.

     Signing and returning the proxy card does not affect your right to vote in person if you attend the meeting, and you are cordially invited to attend.

                                            By Order of the Board of Directors

                                            /s/ THOMAS B. GREEN

                                            Thomas B. Green
                                            Secretary

Round Rock, Texas

June 2, 1997

                                  [DELL LOGO]

                           DELL COMPUTER CORPORATION
                                  ONE DELL WAY
                            ROUND ROCK, TEXAS 78682

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                             FRIDAY, JULY 18, 1997
                                   9:00 A.M.

                               FOUR SEASONS HOTEL
                            98 SAN JACINTO BOULEVARD
                                 AUSTIN, TEXAS

     The enclosed proxy is being solicited on behalf of the Company's Board of Directors for use at the Company's Annual Meeting of Stockholders, the time and place of which are noted above. At the meeting, stockholders will be asked to vote on three proposals, which are listed in the accompanying Notice of Annual Meeting of Stockholders and described in more detail below. Stockholders will also consider any other proposals or business that may properly come before the meeting, although the Board of Directors knows of no other proposals or business to be presented.

     By executing and returning the proxy, you authorize the persons named in the proxy to represent you and vote your shares at the meeting in accordance with your instructions. Those persons may also vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

     If you attend the meeting, you may vote in person, regardless of whether you have executed and returned the proxy. In addition, you may revoke your proxy at any time before its exercise at the meeting by delivering a written notice of revocation to the Company's Secretary or by executing and delivering a later-dated proxy.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

     This Proxy Statement and the accompanying materials are being mailed to stockholders on or about June 6, 1997.

                               QUORUM AND VOTING

     RECORD DATE. The record date for the meeting is May 30, 1997. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.


     VOTING STOCK. The only class of stock entitled to be voted at the meeting is the Company's Common Stock, par value $.01 per share. At the close of business on the record date, there were 168,177,835 shares of Common Stock outstanding and entitled to be voted at the meeting, and the holders of those shares will be entitled to one vote per share.


     QUORUM. In order for any business to be conducted, holders of more than 50% of the shares entitled to vote must be represented at the meeting, either in person or by proxy.

     ADJOURNED MEETING. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

     TABULATION OF VOTES. The votes will be tabulated by an automated system administered by the Company's transfer agent.

     VOTING BY STREET NAME HOLDERS. If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

     ABSTENTIONS AND BROKER NON-VOTES. If you ABSTAIN from voting on one or more proposals, your shares will nevertheless be included in the number of shares represented for purposes of determining whether a quorum is present. If you ABSTAIN from voting on Proposal 2 (Amendment to Certificate of Incorporation) or Proposal 3 (Amendment to Incentive Plan), your shares will also be included in the number of shares voting on the proposal, and consequently, your abstention will have the same practical effect as a vote AGAINST the proposal. Because directors are elected by a plurality of the votes (see "Proposal 1 -- Election of Directors" below), an abstention would have no effect on the outcome of the vote on Proposal 1 and, thus, is not offered as a voting option for that proposal.

     If your shares are treated as broker non-votes on one or more proposals, they will nevertheless be included in the number of shares represented for purposes of determining whether a quorum is present. Otherwise, however, those shares will be treated as shares not entitled to be voted on the proposal. Consequently, a broker non-vote with respect to Proposal 1 (Election of Directors) or Proposal 3 (Amendment to Incentive Plan) will have no effect on the outcome of the vote on that proposal. Because the approval of an amendment to the Company's Certificate of Incorporation requires the affirmative vote of a majority of the shares outstanding (see "Proposal 2 -- Amendment of Certificate of Incorporation" below), a broker non-vote with respect to Proposal 2 will have the same practical effect as a vote AGAINST that proposal.

     DEFAULT VOTING. If you properly execute and return the enclosed proxy but do not indicate any voting instructions, your shares will be voted as follows:

     -  Proposal 1 (Election of Directors) -- FOR both nominees

     -  Proposal 2 (Amendment of Certificate of Incorporation) -- FOR

     -  Proposal 3 (Amendment of Incentive Plan) -- FOR

If any other business properly comes before the stockholders for a vote at the meeting, the shares will be voted in accordance with the discretion of the holders of the proxy.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     CURRENT NOMINEES. The three-year terms of the Class III directors will expire at the upcoming annual meeting. The Board of Directors has nominated Claudine B. Malone and Michael A. Miles for reelection as Class III directors. Both Ms. Malone and Mr. Miles are currently serving as Class III directors. If they are reelected, they will continue to serve as Class III directors with terms to expire at the annual meeting of stockholders to be held in 2000. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE TWO NOMINEES. The following is biographical information about each of the nominees.

Claudine B. Malone.........  Ms. Malone has been a director of the Company since
                             February 1993. Ms. Malone is President of Financial & Management Consulting, Inc., a firm she founded in 1982. She has taught at the business schools of the University of Virginia, Harvard University and Georgetown University. Ms. Malone is a trustee of the Massachusetts Institute of Technology and the Chairman of the Federal Reserve Bank of Richmond. She is also a member of the boards of directors of Hannaford Brothers Co., Hasbro, Inc., Houghton Mifflin Corp., Lafarge Corp., The Limited, Inc., Lowe's Companies, Mallinckrodt Group Inc., SAIC and Union Pacific Corporation.

Michael A. Miles...........  Mr. Miles has been a director of the Company since
                             February 1995. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in that position from September 1991 to July 1994. Prior to assuming that position, Mr. Miles was Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc. and Chairman and Chief Executive Officer of Kraft General Foods, Inc., positions he held from December 1989. Mr. Miles is also a Special Limited Partner in the investment firm of Forstmann Little and Co. He is a member of Chase Manhattan's International Advisory Committee and is a trustee of Northwestern University. Mr. Miles is also a member of the boards of directors of Dean Witter Discover & Co., Sears, Roebuck and Co., Time Warner Inc. and Allstate, Inc.

     Should either of these nominees become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have properly executed and returned the enclosed proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve if elected.

     In accordance with the Company's Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to vote at the meeting. That means the two nominees will be elected if they receive more affirmative votes than any other nominees.

     George Kozmetsky, who has served as a director of the Company since March 1987, is retiring from active service on the Board of Directors and has chosen not to stand for reelection to an additional three-year term. The Board of Directors has yet to select a person to fill the vacancy created by Dr. Kozmetsky's retirement and does not expect to select that person by the time of the annual meeting. Accordingly, the Board has passed a resolution reducing the size of the Board of Directors from nine to eight, effective upon Dr. Kozmetsky's retirement from the Board of Directors at the annual meeting. When an additional person is chosen to serve as a director, the size of the Board of Directors will again be increased to nine and that person will be appointed as a Class III director to serve until the next annual meeting of the Company's stockholders, at which time they will be presented to the stockholders for election to fill the remainder of the Class III term.

     CONTINUING DIRECTORS. The Board of Directors is separated into three classes, and the directors in each class are elected to serve for three-year terms. The terms of the Class I directors expire next year, the terms of the Class II directors expire in 1999 and (except as noted above with respect to any new director) the terms of the Class III directors expire in 2000. The following is a list of the persons who will constitute the Company's Board of Directors following the meeting, assuming reelection of the nominees named above, and their ages, director class designation and current committee assignments.

                                                                      DIRECTOR
                            NAME                                AGE    CLASS                      COMMITTEES
-------------------------------------------------------------   ---   --------   ---------------------------------------------
Michael S. Dell..............................................   32       II                           --
Donald J. Carty..............................................   50        I      Audit, Finance (Chairman), Nominating
Paul O. Hirschbiel, Jr. .....................................   44        I      Compensation, Finance
Michael H. Jordan............................................   60       II      Compensation, Nominating (Chairman)
Thomas W. Luce III...........................................   56        I      Finance
Klaus S. Luft................................................   55       II      Audit, Finance
Claudine B. Malone...........................................   61      III      Audit (Chairman)
Michael A Miles..............................................   57      III      Compensation (Chairman), Nominating

     Set forth below is biographical information about each of the Company's directors, except for Ms. Malone and Mr. Miles, whose biographical information is included under "Current Nominees" above.

Michael S. Dell............  Mr. Dell has been Chairman of the Board, Chief
                             Executive Officer and a director of the Company since May 1984. Mr. Dell founded the Company in 1984 while attending the University of Texas at Austin. He is a member of the Board of Directors of the United States Chamber of Commerce and the Computerworld/Smithsonian Awards.

Donald J. Carty............  Mr. Carty has been a director of the Company since
                             December 1992. Mr. Carty is President of American Airlines, Inc., a subsidiary of AMR Corporation, and President of AMR Airline Group, positions he has held since March 1995. He is also Executive Vice President of AMR Corporation. From October 1989 to March 1995, Mr. Carty held the positions of Chief Financial Officer of AMR Corporation and Executive Vice President, Finance & Planning for AMR Corporation and American Airlines, Inc. He has held senior vice presidential positions with American Airlines, Inc. since 1988. Mr. Carty serves on the Board of Trustees of Queen's University in Kingston, Ontario.


Paul O. Hirschbiel, Jr.....  Mr. Hirschbiel has been a director of the Company since October 1987. Mr. Hirschbiel is Managing Director of Cornerstone Equity Investors, L.L.C., a position he has held since December 1996. Before then, Mr. Hirschbiel was a Vice President of Prudential Equity Investors, Inc. and had held the position of Vice President or Director with that firm since September 1983. Mr. Hirschbiel originally became a director of the Company pursu-ant to the terms of a stock purchase agreement entered into in connection with the issuance by the Company of a series of convertible preferred stock in October 1987. Mr. Hirschbiel received a Bachelor of Arts degree and a Masters of Business Administration degree from the University of North Carolina at Chapel Hill.

Michael H. Jordan..........  Mr. Jordan has been a director of the Company since
                             December 1992. Mr. Jordan is Chairman and Chief Executive Officer of Westinghouse Electric Corporation, positions he has held since July 1993. Prior to joining Westinghouse, he was a principal with the investment firm of Clayton, Dubilier and Rice from September 1992 through June 1993, Chairman of PepsiCo International from December 1990 through July 1992 and Chairman of PepsiCo World-Wide Foods from December 1986 to December 1990. Mr. Jordan is also a member of the board of directors of Aetna Inc.

Thomas W. Luce III.........  Mr. Luce has been a director of the Company since
                             November 1991. Mr. Luce is of counsel with the law firm Hughes & Luce, L.L.P., Dallas, Texas, having co-founded the firm in 1973. From October 1991 through April 1992, Mr. Luce was Chairman of the Board and Chief Executive Officer of First Southwest Company, a Dallas-based investment firm that is a member of the National Association of Securities Dealers, Inc. He is also a member of the boards of directors of Enserch Corporation and Amtech Corporation.

Klaus S. Luft..............  Mr. Luft has been a director of the Company since
                             March 1995. Mr. Luft is the founder, owner and President of MATCH -- Market Access for Technology Services GmbH, a private company established in 1994 and headquartered in Munich, Germany. MATCH provides sales and marketing services to high technology companies. Since August 1990, Mr. Luft has served and continues to serve as International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, Mr. Luft was Chief Executive Officer of Nixdorf Computer AG, a manufacturer of computer systems in Paderborn, Germany, where he also held various other executive positions for more than 17 years in marketing, manufacturing and finance.

     RETIRING DIRECTOR. As noted above, George Kozmetsky is retiring from the Board of Directors after ten years of service as a director of the Company. Upon his retirement, Dr. Kozmetsky will hold the position of Director Emeritus. As Director Emeritus, Dr. Kozmetsky will be an honorary advisor to the Board of Directors but will not have voting rights on any Board matters. The following is biographical information about Dr. Kozmetsky.

George Kozmetsky...........  Dr. Kozmetsky has been a director of the Company since March 1987. His retirement from the Board of Directors will be effective as of the stockholders' meeting. Dr. Kozmetsky serves as Executive Associate for Economic Affairs of The University of Texas System, a position he has held since 1966. He is also Chairman of the Advisory Board and a Senior Research Fellow of IC(2) Institute of The University of Texas at Austin and was a director of IC(2) Institute from 1977 to 1995. Dr. Kozmetsky is a co-founder and former Executive Vice President of Teledyne, Inc. Dr. Kozmetsky received a Doctor of Philosophy degree in Commercial Science and a Masters of Business Administration degree from Harvard University and a Bachelor of Arts degree from the University of Washington.

     COMMITTEES AND MEETINGS. The Board of Directors maintains the following four standing committees. The members of the various committees are identified in the preceding table of continuing directors.

     - Audit Committee. The Audit Committee recommends the appointment of the Company's independent accountants and determines the appropriateness of their fees; reviews the scope and results of the audit plans of the independent accountants and the Company's internal auditors; oversees the scope and adequacy of the Company's internal accounting control and record-keeping systems; reviews the objectivity, effectiveness and resources of the internal audit function; confers independently with the independent accountants; and determines the appropriateness of fees for audit services performed by the independent accountants.

     - Compensation Committee. The Compensation Committee is responsible for determining the compensation for the Company's senior management and establishing compensation policies for Company employees generally. The Compensation Committee also administers the Company's stock-based compensation plans and employee stock purchase plan.

     - Finance Committee. The Finance Committee is responsible for considering and recommending to the Board of Directors proposed strategies, policies and actions related to finance and economics.

     - Nominating Committee. The Nominating Committee is responsible for recruiting and recommending candidates for membership to the Board of Directors and for recommending to the Chairman of the Board the structure and membership of the committees of the Board of Directors. For information about suggesting candidates for consideration as nominees for election to the Board of Directors, see "Additional
       Information -- Stockholder Proposals" below.

     During fiscal 1997, the Board of Directors and the various committees held the following number of meetings: Board of Directors, five; Audit Committee, four; Compensation Committee, eight; Finance Committee, five; and Nominating Committee, two. Other than Mr. Jordan, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served. Mr. Jordan was unable to attend two of the five Board of Directors meetings and three of the eight Compensation Committee meetings.

            PROPOSAL 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION

     GENERAL. The Company's Certificate of Incorporation currently authorizes the issuance of up to 300 million shares of Common Stock. As of the record date, authorized shares were used or reserved as follows:


Issued and outstanding......................................  168,177,835
Reserved for issuance under stock-based compensation plans:
  Covered by currently outstanding awards...................   28,342,364
  Available for future awards...............................    5,608,276
Reserved for issuance under employee stock purchase plan....    3,844,017
                                                              -----------
          Total.............................................  205,972,492
                                                              ===========



     This leaves approximately 94 million shares of Common Stock currently available for other purposes.


     The Board of Directors is proposing an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 300 million to one billion. If the stockholders approve this proposal, the first paragraph of Article Fourth of the Company's Certificate of Incorporation will be amended to read in its entirety as follows:

        "FOURTH: The total number of shares of capital stock of the Corporation shall be one billion and five million (1,005,000,000), which shall consist of five million (5,000,000) shares of Preferred Stock, of the par value of $0.01 per share, and one billion (1,000,000,000) shares of Common Stock, of the par value of $0.01 per share."


     PROPOSED STOCK SPLIT. On May 20, 1997, the Board of Directors declared a two-for-one split of the Common Stock, to be effected as a dividend of one additional share of Common Stock for each share of Common Stock outstanding on the specified record date, subject to approval by the stockholders of an increase in the number of authorized shares of Common Stock (the "Proposed Stock Split"). The Board of Directors declared the Proposed Stock Split to, among other things, reduce the trading price of the Common Stock to a level that makes even lots more affordable to a broader range of investors. Because the Company currently does not have sufficient authorized but unissued shares to double the number of issued and outstanding shares of Common Stock, the Proposed Stock Split will not occur unless Proposal 2 is approved. If Proposal 2 is approved at the meeting, the record date for the Proposed Stock Split will be July 18, 1997 and the dividend shares will be distributed on July 25, 1997. None of the share-related data in this Proxy Statement is adjusted to take into account the Proposed Stock Split.



     PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT. If Proposal 2 is approved, approximately 168 million of the authorized but unissued shares will be used to effect the Proposed Stock Split (depending on the number of shares outstanding on the record date for the Proposed Stock Split). The remaining authorized but unissued and unreserved shares will be available for issuance from time to time for any proper purpose approved by the Board of Directors (including issuances in connection with future stock splits or dividends and issuances to raise capital or effect acquisitions). There are currently no arrangements, agreements or understandings for the issuance or use of the additional shares of authorized Common Stock (other than the Proposed Stock Split or issuances permitted or required under the Company's stock-based employee benefit plans or awards made pursuant to those plans). The Board of Directors does not presently intend to seek further stockholder approval of any particular issuance of shares unless such approval is required by law or the rules of The Nasdaq Stock Market.


     Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

     The proposal could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

     VOTE NECESSARY TO APPROVE PROPOSAL. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary for approval of Proposal 2. Therefore, abstentions and broker non-votes effectively count as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                   PROPOSAL 3 -- AMENDMENT TO INCENTIVE PLAN


     GENERAL. At the annual stockholders' meeting in 1994, the Company's stockholders approved the Dell Computer Corporation Incentive Plan, a stock-based incentive compensation plan for key employees, directors and select consultants. A summary description of the Incentive Plan is set forth in Appendix A. Currently, the maximum number of shares of Common Stock that may be issued pursuant to awards under the Incentive Plan (the "Plan Shares") is set at 31,761,880. Of that number, approximately 26.2 million shares have already been awarded or are the subject of currently outstanding awards (such as stock options or restricted stock awards), leaving approximately 5.6 million shares available for future awards.


     The Board of Directors has determined that, in order to give the Company the ability to continue to attract and retain the executive and key employee talent necessary for the Company's continued growth and success, the number of Plan Shares should be increased and is proposing an amendment to the Incentive Plan to do that. Rather than request a specific number of additional Plan Shares, the Board of Directors is proposing that a number of additional Plan Shares (based on a specified formula) be authorized at the beginning of each of the next five fiscal years (commencing with fiscal 1999, which begins on February 2, 1998). No additional Plan Shares would be added after that five-year period unless the stockholders approve the increase.


     DESCRIPTION OF PROPOSED AMENDMENT. If the proposed amendment is approved, additional Plan Shares will be authorized and available for awards at the beginning of each fiscal year, beginning with fiscal 1999 and ending with fiscal 2003. The number of Plan Shares that will be added at the beginning of any such fiscal year will be equal to 4% of the following amount: the total number of issued and outstanding shares of Common Stock as of the end of the immediately preceding fiscal year, plus the total number of shares of Common Stock repurchased by the Company during the immediately preceding fiscal year under the Company's stock repurchase program. That percentage will be increased to 5% if the total shareholder return (consisting of increase in stock price plus dividends paid) achieved by the Company during the immediately preceding fiscal year exceeds the average total shareholder return achieved by the companies included in the S&P Computer Systems Index during the immediately preceding fiscal year. The S&P Computer Systems Index is one of the indices used by the Company in its comparative analysis of performance contained under "Company Performance" below, and the companies currently included in that index are described in that section.

     As a part of the proposed amendment, the Board of Directors is also proposing that the number of Plan Shares that may be awarded in the form of restricted stock awards or stock bonus awards be reduced from 25% of the Plan Shares to 20% of the Plan Shares. Because stock options issued under the Incentive Plan must have an exercise price of at least 75% of the Common Stock's fair market value on the date of grant, the dilutive effect of options is less than that of outright share awards. Consequently, the Board of Directors believes that stock options should be favored over outright share grants and is proposing that the proportion of Plan Shares available for outright share grants be reduced.

     REASONS FOR THE PROPOSED AMENDMENT. While the Board of Directors is cognizant of the potential dilutive effect of compensatory stock awards, it also recognizes the significant motivational and performance benefits that are achieved from making such awards. In determining the number of additional Plan Shares that should be authorized, the Board of Directors examined the potential dilutive effect of the additional Plan Shares over the next five fiscal years and the potential dilutive effect of management incentive compensation plans at other companies. The Board of Directors decided to recommend a periodic addition approach rather than a specified number of additional Plan Shares because this approach establishes an annual "budget" for each of the next five fiscal years that management can use to better manage Incentive Plan awards and the resulting stockholder dilution, if any. In addition, this approach establishes an explicit "contract" between management and the stockholders for maximum long-term dilution from the Incentive Plan.

     The Board of Directors selected the baseline addition rate of 4% and the additional 1% performance rate taking into consideration the potential dilutive effect of that number compared with the potential dilutive effect of management incentive compensation plans at comparable companies. In addition, the Board of Directors took into consideration the Company's philosophy of granting Incentive Plan awards deeper into the organization than many other companies. While recognizing that this can result in greater dilution to the stockholders, the Board of Directors believes that philosophy has been significantly instrumental in fueling the extraordinary shareholder returns achieved by the Company over the past several years. In short, the Incentive Plan is not just a program to benefit the Company's executives; rather, the Company utilizes the Incentive Plan as a means to distribute incentive compensation to key non-executive employees as well. In fact, in the past, approximately 50% of incentive compensation awards have gone to non-executive employees. The Board of Directors also noted that the proposed amendment only effects a five-year program; at the end of that period, the Board of Directors and the stockholders will be able to reconsider the program.


     VOTE NECESSARY TO APPROVE PROPOSAL. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and represented, either in person or by proxy, at the annual meeting is necessary for approval of Proposal
3. Therefore, abstentions effectively count as votes against the proposal, while broker non-votes will have no effect on the outcome of the vote.



     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN.


                            MANAGEMENT COMPENSATION

     All Common Stock information has been adjusted to take into account the two-for-one split of the Common Stock in December 1996, but has not been adjusted to take into account the Proposed Stock Split discussed above.

COMPENSATION OF DIRECTORS

     The following is a description of the compensation arrangements for the Company's non-employee directors. Mr. Dell, who is the only director who is also an employee of the Company, does not receive any additional compensation for serving on the Board of Directors.

     ANNUAL CASH PAYMENTS. During each fiscal year, each non-employee director receives an annual retainer fee and an additional $1,000 for each Board of Directors meeting attended in person during the fiscal year. The amount of the annual retainer fee was $30,000 for fiscal 1997. The annual retainer fee is paid at the first meeting of the Board of Directors following the annual meeting of stockholders.

     The Company maintains a deferred compensation plan for the non-employee directors, pursuant to which the directors may elect to defer all or a portion of their annual retainer fees. A director's deferred amounts are allocated by the director to various investment funds and, along with any earnings, are payable to the director upon termination of service as a member of the Board of Directors or to the director's named beneficiary in the event of death. Distribution of the deferred amounts and any earnings may be made, at the election of the participating director, in a lump sum or in annual, quarterly or monthly installments over a period of up to ten years.

     A non-employee director may elect to receive an option to purchase Common Stock in lieu of all or a portion of the annual retainer fee. The option is granted on the date the annual retainer fee would otherwise have been paid. The number of shares subject to the option is determined by dividing the amount of the annual retainer fee subject to the election by the value of an option for one share of Common Stock (calculated pursuant to the Black-Scholes model). The exercise price of the option is the average of the high and low reported sales price of the Common Stock on the date of grant. The option vests and becomes exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant and terminates on the tenth anniversary of the date of grant.

     OPTION AWARDS. Each newly appointed or elected non-employee director is entitled to receive an option to purchase 60,000 shares of Common Stock. This option award is granted on the date after the first meeting of the Board of Directors that the director attends. In addition, during each fiscal year, each non-employee director who is serving as a member of the Board of Directors both immediately before and immediately after the annual meeting of stockholders held during that fiscal year receives an option to purchase 24,000 shares of Common Stock. This option award is granted on the date of the first meeting of the Board of Directors following the annual meeting of stockholders.

     In each case, the exercise price of the option is equal to the average of the high and low reported sales price of the Common Stock on the date of grant. The option vests and becomes exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant, so long as the director remains a member of the Board of Directors through those dates. The option terminates when the director ceases to be a member of the Board of Directors (if the Board of Directors demands or requests the director's resignation), 90 days after the director ceases to be a member of the Board of Directors (if the director resigns for any other reason) or one year after the director ceases to be a member of the Board of Directors because of death or permanent disability. In any event, the option terminates on the tenth anniversary of the date of grant.

     OTHER BENEFITS. The Company reimburses non-employee directors for their reasonable expenses associated with attending Board of Directors meetings and provides the directors with liability insurance coverage with respect to their activities as directors of the Company.

     COMPENSATION DURING FISCAL 1997. The following table describes the fiscal 1997 fees and stock option grants for each of the Company's non-employee directors.

                                                          CASH          OPTIONS
                         NAME                           PAYMENTS      GRANTED(A)
------------------------------------------------------  --------     -------------
Mr. Carty.............................................   $35,000(b)  24,000 shares
Mr. Hirschbiel........................................   $35,000     24,000 shares
Mr. Jordan............................................   $34,000(b)  24,000 shares
Dr. Kozmetsky.........................................   $35,000     24,000 shares
Mr. Luce(c)...........................................   $ 5,000     25,400 shares
Mr. Luft..............................................   $35,000     24,000 shares
Ms. Malone............................................   $35,000     24,000 shares
Mr. Miles(c)..........................................   $ 5,000     25,400 shares

---------------

(a) On August 29, 1996 (the date of the first Board of Directors meeting following last year's annual meeting of stockholders), each non-employee director received an option to purchase 24,000 shares with an exercise price of $33.155 per share.

(b) Elected to defer $30,000 of this amount pursuant to the deferred compensation plan described above.

(c) Mr. Luce and Mr. Miles elected to receive options in lieu of the $30,000 annual retainer fee. Accordingly, in addition to the options referred to in note (a) above, on August 29, 1996 (the date of the first Board of Directors meeting following last year's annual meeting of stockholders), each of Mr. Luce and Mr. Miles received an option to purchase 1,400 shares with an exercise price of $33.155 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     GENERAL. The compensation paid to the Company's executive officers is administered by the Compensation Committee of the Board of Directors and consists of base salaries, annual bonuses, awards made pursuant to the Incentive Plan, contributions to the Company-sponsored 401(k) retirement plan and deferred compensation plan and miscellaneous benefits. The following table summarizes the total compensation for each of the last three fiscal years awarded to, earned by or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) who were serving as executive officers at the end of fiscal 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                               ANNUAL COMPENSATION                   AWARDS
                                       -----------------------------------   -----------------------
                                                                   OTHER                    SHARES
                                                                  ANNUAL     RESTRICTED     UNDER-     ALL OTHER
          NAME AND            FISCAL                              COMPEN-      STOCK        LYING       COMPEN-
     PRINCIPAL POSITION        YEAR     SALARY      BONUS        SATION(a)   AWARDS(b)    OPTIONS(c)   SATION(d)
----------------------------  ------   --------   ----------     ---------   ----------   ----------   ----------
MICHAEL S. DELL.............   1997    $688,461   $1,304,910     $ 17,440     $      0     800,000      $36,266
  Chairman of the Board,       1996     568,629      731,421       92,541            0     120,000       22,044
  Chief Executive Officer      1995     374,850      443,182       92,789            0           0       10,308

MORTON L. TOPFER............   1997     544,276    1,031,622(e)    17,567            0      90,000       36,636
  Vice Chairman                1996     490,892      631,429      116,515      640,000     550,000       27,652
                               1995     300,000      266,015       82,039            0     830,000        4,400

KEVIN B. ROLLINS............   1997     341,540      486,610      125,099            0     670,000        3,000
  Senior Vice President,       1996          --           --           --           --          --           --
  General Manager -            1995          --           --           --           --          --           --
  Americas

MARTYN R. RATCLIFFE(F)......   1997     359,874      631,034       62,982            0     260,000       14,395
  Senior Vice President,       1996     261,510      273,190       73,977    1,405,000     150,000       13,673
  General Manager - Europe     1995     198,866      101,779       47,143            0     106,580       10,104

THOMAS J. MEREDITH..........   1997     383,547      545,232(e)    14,314            0      60,000       19,037
Senior Vice President,         1996     327,635      316,075       41,534      320,000      56,000       16,621
  Chief Financial Officer      1995     277,894      246,414       71,048            0      64,304        9,785

---------------


(a) The amounts shown in this column include amounts paid by the Company for personal financial counseling and tax planning services and (prior to fiscal
    1997) reimbursement for the related tax liability (Mr. Dell, $17,440 in fiscal 1997, $92,541 in fiscal 1996 and $92,789 in fiscal 1995; Mr. Topfer, $17,567 in fiscal 1997, $34,031 in fiscal 1996 and $7,496 in fiscal 1995;
    Mr. Rollins, $643 in fiscal 1997; Mr. Ratcliffe, $13,972 in fiscal 1997, $4,989 in fiscal 1996 and $0 in fiscal 1995; and Mr. Meredith, $14,314 in fiscal 1997, $39,485 in fiscal 1996 and $68,779 in fiscal 1995) and relocation expenses paid by the Company and reimbursement for the related tax liability (Mr. Topfer, $82,484 in fiscal 1996 and $74,543 in fiscal 1995; Mr. Rollins, $34,456 in fiscal 1997; and Mr. Ratcliffe, $20,611 in fiscal 1995). For Mr. Rollins, the amount shown also includes the amount of bonus paid on commencement of employment ($90,000). For Mr. Ratcliffe (who is a citizen and resident of the United Kingdom), the amounts shown also include the following: for fiscal 1997, $26,830 for housing allowance, $21,194 for automobile allowance and $986 for miscellaneous tax reimbursements; for fiscal 1996, $47,360 for housing allowance, $21,312 for automobile allowance and $316 for miscellaneous tax reimbursements; and for fiscal 1995, $7,854 for housing allowance and $18,678 for automobile allowance. For Mr. Meredith, the amounts shown also include imputed interest on below-market loans that have since been repaid (for fiscal year 1996, $2,049; and for fiscal 1995, $2,269).


(b) For Mr. Topfer, the amount shown represents the value of 40,000 shares of Common Stock awarded on July 24, 1995 (calculated using the closing sales price of the Common Stock on the date of grant, which was $16.00). At the time of grant, the shares were subject to vesting and transfer restrictions that lapse with respect to all of the shares on the fourth anniversary of the date of grant. In addition, the shares are subject to forfeiture (and any gain realized on the sale of the shares is subject to repayment to the Company) if Mr. Topfer competes with the Company within two years after his employment with the Company is terminated.

    For Mr. Ratcliffe, the amount shown represents the aggregate value of 40,000 shares of Common Stock awarded on April 12, 1995 and 60,000 shares of Common Stock awarded on July 24, 1995 (calculated using the closing sales price of the Common Stock on the dates of grant, which were $11.125 and $16.00, respectively). At the time of grant, all such shares were subject to vesting and transfer restrictions that lapse with respect to one-seventh of the shares on each of the first six anniversaries of the date of grant and the remaining one-seventh of the shares one week prior to the seventh anniversary of the date of grant (with the lapse of the vesting and transfer restrictions on 20,000 of the shares awarded on July 24, 1995 being subject to acceleration under certain circumstances). In addition, the shares are subject to forfeiture (and any gain realized on the sale of the shares is subject to repayment to the Company) if Mr. Ratcliffe competes with the Company within two years after his employment with the Company is terminated.

    For Mr. Meredith, the amount shown represents the value of 20,000 shares of Common Stock awarded on July 24, 1995. That value was calculated using the closing sales price of the Common Stock on the date of grant, which was $16.00. At the time of grant, the shares were subject to vesting and transfer restrictions that lapse with respect to one-seventh of the shares on each of the first seven anniversaries of the date of grant. In addition, the shares are subject to forfeiture (and any gain realized on the sale of the shares is subject to repayment to the Company) if Mr. Meredith competes with the Company within two years after his employment with the Company is terminated.

    The total number and value of the shares of restricted stock held by the Named Executive Officers as of the end of fiscal 1997 are as follows, with the values based on the closing sales price of the Common Stock on the last trading day of fiscal 1997 ($66.125):

                                               NUMBER
                                                 OF
                                               SHARES            VALUE
                                              ---------        ----------
    Mr. Dell................................        0          $        0
    Mr. Topfer..............................   40,000           2,645,000
    Mr. Rollins.............................        0                   0
    Mr. Ratcliffe...........................   77,140           5,100,882
    Mr. Meredith............................   17,140           1,133,382

    When and if the Board of Directors declares and pays dividends on the Common Stock, such dividends will be paid on the outstanding shares of restricted stock described in this note at the same rate as they are paid to all stockholders.

(c) For information regarding the stock option grants made during fiscal 1997, see the table titled "Option Grants in Last Fiscal Year" under "Management Compensation -- Compensation of Executive Officers -- Incentive Plan Awards" below.

(d) Includes the value of the Company's contributions to the Company-sponsored 401(k) retirement savings plan that is available to all Company employees (or, for Mr. Ratcliffe, a comparable defined contribution retirement plan substantially similar to that made available to all of the Company's U.K. employees) and the amount of the Company's contributions to the deferred compensation plan that is available to certain members of the Company's management.


(e) In accordance with the terms of the Executive Stock Ownership Incentive Program described below, Mr. Topfer and Mr. Meredith each elected to receive discounted stock options in lieu of annual bonus. The amount shown represents the amount of the annual bonus foregone. In lieu of that amount, Mr. Topfer received options to purchase 77,347 shares of Common Stock and Mr. Meredith received options to purchase 40,879 shares of Common Stock. The options were granted on March 21, 1997 and have an exercise price of $53.35 (which was 80% of the market value of the Common Stock on that date). These options are fully vested but are not exercisable until the first anniversary of the date of grant.


(f) Mr. Ratcliffe's compensation is paid in British pounds. Dollar amounts shown for Mr. Ratcliffe were generally calculated on the basis of the actual amount of each payment in pounds converted into U.S. dollars at the exchange rate applicable at the time of such payment.


     INCENTIVE PLAN AWARDS. The Company's Incentive Plan provides for the granting of incentive awards in the form of stock options, stock appreciation rights, stock and cash to directors, executive officers and key employees of the Company and its subsidiaries and certain other persons who provide consulting or advisory services to the Company. An aggregate of 31,761,880 shares of Common Stock may be issued pursuant to awards under the Incentive Plan (which number may be periodically increased over the next five fiscal years if Proposal 3 is approved). As of May 30, 1997, approximately 5.6 million shares of Common Stock remained available for issuance under Incentive Plan awards.


     No restricted stock was awarded to any of the Named Executive Officers during fiscal 1997. The following table sets forth information about stock option grants made to the Named Executive Officers during fiscal 1997. The Company has not made any awards of stock appreciation rights to any of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                  -----------------------------------------------------------------
                                    NUMBER      PERCENTAGE OF
                                  OF SHARES     TOTAL OPTIONS
                                  UNDERLYING     GRANTED TO      EXERCISE                              GRANT DATE
                                   OPTIONS      EMPLOYEES IN       PRICE       GRANT     EXPIRATION     PRESENT
              NAME                 GRANTED       FISCAL YEAR     PER SHARE     DATE         DATE        VALUE(a)
--------------------------------  ----------    -------------    ---------    -------    ----------    ----------
Mr. Dell........................  200,000(b)        1.87%         $23.125     7-11-96     7-11-06      $1,951,725
                                  600,000(b)         5.62          28.940      8-9-96      8-9-06       7,236,405
Mr. Topfer......................   90,000(b)         0.84          23.125     7-11-96     7-11-06         878,276
Mr.Rollins......................  160,000(b)         1.50          14.095      3-8-96      3-8-06         930,363
                                  440,000(b)         4.12          10.570      3-8-96      3-8-06       2,896,773
                                   70,000(b)         0.66          23.125     7-11-96     7-11-06         683,104
Mr. Ratcliffe...................  200,000(c)         1.87          14.095      3-8-96      3-8-06       1,163,295
                                   60,000(b)         0.56          23.125     7-11-96     7-11-06         585,517
Mr. Meredith....................   60,000(b)         0.56          23.125     7-11-96     7-11-06         585,517

---------------

(a) Calculated using the Black-Scholes model. The material assumptions and adjustments incorporated into the Black-Scholes model in making such calculations include the following: (1) an interest rate representing the interest rate on U.S. Treasury securities with a maturity date corresponding to the expected option term (five years); (2) volatility determined using daily prices for the Common Stock during the five-year period immediately preceding date of grant; (3) a dividend rate of $0; and (4) in each case, a reduction of 25% to reflect the probability of forfeiture due to termination of employment prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market prices of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, that an optionee will recognize upon exercise of an option will depend on the difference between the market value of the Common Stock on the date the option is exercised and the applicable exercise price.

(b) These options will vest and become exercisable with respect to one-fifth of the underlying shares on each of the first five anniversaries of the date of grant.

(c) At the time of grant, these options were to vest and become exercisable with respect to 40,000 shares on each of the first three anniversaries of the date of grant and with respect to the remaining 80,000 shares on June 15, 1999. Subsequently, the vesting provisions were modified to provide for vesting on July 1, 1998 of two-thirds of the remaining options then unvested.

     The following table sets forth, for each Named Executive Officer, information concerning the exercise of stock options during fiscal 1997 and the value of unexercised stock options at the end of fiscal 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(b)
                            ACQUIRED        VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE   REALIZED(a)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Mr. Dell.................          0     $        0       24,000         896,000     $ 1,210,140    $35,751,560
Mr. Topfer...............    180,000      4,821,825       71,500       1,048,500       4,069,556     57,018,381
Mr. Rollins..............          0              0            0         670,000               0     35,779,000
Mr. Ratcliffe............     87,224      2,495,129            0         409,868               0     20,293,780
Mr. Meredith.............     70,000      2,567,420      181,560         314,476      10,489,526     18,099,966

---------------

(a) Calculated using the difference between (1) the actual sales price of the underlying shares (if the underlying shares were sold immediately upon exercise) or the closing sales price of the Common Stock on the date of exercise (if the underlying shares were not sold immediately upon exercise) and (2) the exercise price.

(b) Amounts were calculated by multiplying the number of unexercised options by the closing sales price of the Common Stock on the last trading day of fiscal 1997 ($66.125) and subtracting the exercise price.

     Under the Executive Stock Ownership Incentive Program, which is a program implemented under the Incentive Plan, certain members of the Company's management (including the executive officers) may elect, on an annual basis, to receive stock options in lieu of all or a portion of the annual bonus that they would otherwise receive. The exercise price of the options is 80% of the fair market value of the Common Stock on the date of issuance. The number of shares subject to the options is dependent on the amount of bonus a participant designates for the program and is calculated by dividing the designated bonus amount by 20% of the fair market value of the Common Stock on the date of issuance. The options are fully vested at the time of issuance but are not exercisable for a period of one year. All decisions regarding participation in the program and the amount of bonus to designate must be made several months in advance of the anticipated bonus payment date. With respect to fiscal 1997, 104 persons (including two of the Named Executive Officers) elected to participate in the program with respect to their bonuses for such year.

     401(K) RETIREMENT PLAN. The Company maintains a defined contribution retirement plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in the plan, and eligibility for participation commences upon hiring. Under the terms of the plan, the Company currently matches 100% of each employee participant's voluntary contributions, subject to a maximum Company contribution of 3% of the employee's compensation. The Company's matching contributions are used to purchase Common Stock and vest at the rate of 20% on each of the first five anniversaries of the date of hire. A participant may elect to transfer the matching contributions from Common Stock to another available investment fund after those contributions have vested. During fiscal 1997, the Company made a discretionary contribution for every eligible employee, regardless of whether the employee was a plan participant, equal to 2% of the employee's actual earnings during calendar 1996.

     DEFERRED COMPENSATION PLAN. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of annual compensation. The Company matches 100% of the employee's voluntary contributions not in excess of 3% of annual compensation. Participants are given various options for the investment of their funds (including voluntary contributions and matching contributions). Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual, quarterly or monthly installments over a period of up to ten years. A participant whose employment with the Company is terminated prior to death or retirement is entitled to receive their contributions to the plan (and any earnings thereon) but is entitled to receive the Company's matching contributions only if they have completed five years of service with the Company.

     EMPLOYEE STOCK PURCHASE PLAN. The Company maintains an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all employees to purchase shares of Common Stock. Participating employees may purchase Common Stock at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the Common Stock at the beginning or the end of the participation period. Participation periods are semi-annual and begin on January 1 and July 1 of each year. Employees may designate up to 15% of their base compensation for the purchase of Common Stock under the plan.

     EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS. Each of the Named Executive Officers has entered into an employment agreement with the Company. The employment agreements for Mr. Topfer, Mr. Rollins and Mr. Meredith do not contain any provisions regarding compensation or continued employment and are identical in all material respects to those contained in the employment agreement entered into by all the Company's employees upon the commencement of their employment with the Company. Mr. Dell's employment agreement provides for continued employment for successive one-year terms, subject to termination at any time at the option of Mr. Dell upon 30 days' written notice.

     In accordance with normal corporate practices in the U.K., the Company and Mr. Ratcliffe have entered into a contract governing the terms of Mr. Ratcliffe's employment with the Company. The contract establishes Mr. Ratcliffe's base salary at $389,284 and sets his target bonus payout at 75% of his annual salary. In addition, the contract also provides for the payment to Mr. Ratcliffe of an annual automobile allowance and certain reimbursements for taxes and addresses such matters as holidays, payments during sickness or injury, employee benefits and disciplinary procedures. Mr. Ratcliffe's employment contract provides for accelerated vesting on options covering approximately 147,000 shares of Common Stock if his employment with the Company continues through July 1, 1998 and provides for accelerated vesting on options covering approximately 73,000 additional shares of Common Stock if his employment with the Company continues through July 1, 1999.

     Under the terms of the Incentive Plan and the Company's prior stock option plans, the Compensation Committee, if it so chooses, may issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control of the Company and may amend existing awards to provide for such acceleration. To date, the Compensation Committee has not elected to include such acceleration provisions in any awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ms. Malone, Mr. Jordan and Mr. Miles served as members of the Compensation Committee of the Company's Board of Directors during fiscal 1997. None of such persons is an officer or employee, or former officer or employee, of the Company or any of its subsidiaries. No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's mission is to become the leader in the personal computer industry by providing products and services of the highest value to its customers. To accomplish this objective, the Company has developed a comprehensive business strategy that emphasizes maximizing long-term stockholder value through return on invested capital, revenue and earnings growth, quality and customer and employee satisfaction.

COMPENSATION PHILOSOPHY

     The Compensation Committee (the "Committee") is committed to implementing a compensation program that furthers the Company's mission. The Committee therefore adheres to the following compensation policies, which are intended to facilitate the achievement of the Company's business strategies:

- Executives' total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate, business unit and individual performance goals.

- A significant amount of pay for senior executives should be comprised of long-term, at-risk pay to focus management on the long-term interests of stockholders.

- The at-risk components of pay offered should be comprised primarily of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives with a close identification with the Company and aligns executives' interests with those of the stockholders. This promotes a continuing focus on building profitability and stockholder value.

- Compensation opportunities should enhance the Company's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Company depends.

- Base compensation should target compensation opportunities at the median of compensation paid to executives of similar high-tech companies. However, if the Company's performance exceeds that of its peers, total compensation should be above the median. Likewise, if the Company's performance falls below the performance of its peers, total compensation paid to the senior executives should be below the median compensation paid by the peer group.

     The Committee compares total compensation levels for the Company's senior executives to the compensation paid to executives of a peer group of similar high-tech companies. Each year, management develops the peer group based on similar sales volumes, market capitalization, employment levels and lines of business. The Committee reviews and approves the selection of companies used in the peer group for compensation comparison purposes. For fiscal 1997, the peer group consisted of approximately 20 high-tech companies, and is basically unchanged from the comparison group used for fiscal 1996. As in the past, this group is not the same group used for the industry comparison in the performance graph found in "Company Performance" since this group includes additional companies that the Company competes with for people talent, in addition to industry-product competitors.

COMPONENTS OF COMPENSATION

     The key elements of the Company's executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately.

     The Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the

Committee considers all elements of an executive's total compensation package, including insurance and other benefits.

     BASE SALARIES. Base salaries are targeted at median levels for the peer group of companies and are adjusted by the Committee to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues, as well as external pay practices. The Committee reviews each executive's base salary annually.

     Overall, executive salaries were increased in fiscal 1997 at rates comparable to the increases provided in the peer group of high-tech companies, and the salaries are near median levels for that peer group.

     SHORT-TERM INCENTIVES. The Incentive Bonus Plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and individual performance goals.

     Each year, the Committee establishes these corporate and business unit specific goals relating to each executive's bonus opportunity. For fiscal 1997, the Company's performance and business unit performance were based on financial measures, including return on invested capital ("ROIC") and revenue growth, and on non-financial measures, such as quality, systems infrastructure and process enhancements. For fiscal 1997, a subjective evaluation of individual performance could not result in an upward adjustment of the award for those corporate vice presidents who participate in the Executive Incentive Bonus Plan ("EIBP") and who are executive officers. The EIBP was approved by the stockholders at the 1995 annual meeting in order to comply with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code.

     Fiscal 1997 target bonus awards for each of the executives were set slightly above market levels, but required above-average performance from each of the executives to be achievable. For the Company's executive officers, the targets ranged from 75% to 100% of base salaries. The actual percentage to be paid was subject to adjustment above or below the target based on the Company's performance. The Company's performance in fiscal 1997 significantly exceeded the performance levels as specified in the plan, and bonuses were paid to the Named Executive Officers as shown in the Summary Compensation Table. The payouts ranged from 190% to 210% of the target bonus percentages for each of the Named Executive Officers.

     For fiscal 1998, the Company's annual incentive plan will be again focused primarily on ROIC and revenue growth measures. Under the plan, corporate ROIC must exceed the Company's risk-adjusted weighted average cost of capital before the EIBP bonus pool is funded. This represents an aggressive program design that only pays for performance which truly works to enhance stockholder value. Similarly, the Company's revenue growth thresholds are set near 150% of the computer industry growth rate before the bonus pool will be funded.

     LONG-TERM INCENTIVES. In keeping with the Company's philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise an important component of an executive's total compensation package. These incentives are designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees. Long-term incentives are still outstanding pursuant to the Company's 1989 and 1993 Stock Option Plans and are currently provided pursuant to the Incentive Plan approved by the stockholders at the 1994 annual meeting.

     When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, individual performance criteria, previous stock option grants and compensation practices at the peer group of companies used to evaluate total compensation. The Committee's objective is to provide executives with long-term incentive award opportunities that approximate the market median but provide for above-market payout opportunities when the Company's stockholder returns exceed industry norms.

     The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the price of the Common Stock on the date of grant. The size of the award can also be adjusted based on individual factors.

     In July 1996, stock options with an exercise price set at fair market value were granted for fiscal 1997 as part of the Company's regular annual grant of stock options. The size of each award was determined based on the criteria for awarding long-term incentives stated in the preceding two paragraphs. These nonqualified options vest ratably on the first five anniversaries of the grant date (20% of the grant each year).

     Because all of the above grants were made at option prices equal to the fair market value of the Common Stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in the Company.

     Also, on March 21, 1997, discounted stock options with an exercise price set at 80% of fair market value were granted to 104 of 160 potential participants in the Company's "Executive Stock Ownership Incentive Program." Under this program, executives could elect to forgo a portion of their pre-tax Incentive Bonus Plan or EIBP payouts for fiscal 1997 and receive options granted at 80% of fair market value on the scheduled bonus payment date. Because of the inherent risk in forgoing a cash payment to receive an option grant, the number of shares granted is calculated by dividing the forgone bonus payment amount by 20% of the fair market value of the Common Stock on the bonus payment date. Although the foregone cash payments would have been unrestricted, these discounted options are subject to a one-year holding period requirement, in exchange for the favorable share calculation formula.

     The Committee also approved grants of restricted stock to key employees who joined the Company during fiscal 1997. The restricted stock was required to attract these individuals to the Company and was intended to replace the long-term incentives they forfeited when they left their previous employers.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In fiscal 1997, Mr. Dell's annualized base salary was increased to $700,000 to reflect the Company's outstanding performance, resulting in base pay closer to median base salary earnings for chief executive officers of the peer group of companies.

     Mr. Dell also received a payment under the EIBP because the Company's performance in fiscal 1997 exceeded the target performance levels specified in the plan, resulting in a payout of 190% of Mr. Dell's base salary, versus a target bonus percentage of 100% of base salary earnings for fiscal 1997.

     In fiscal 1997, Mr. Dell also received stock option grants covering 400,000 shares (800,000 shares, adjusted for the two-for-one split in December 1996) with an exercise price set at the fair market value of the Common Stock on the date of grant. The awards were based on comparative long-term incentive awards made to other chief executive officers in the peer group of high-tech companies.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits the U.S. corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is "performance based compensation" or qualifies under certain other exceptions. When structuring awards to the executive officers, the Committee considers the potential loss of deduction under Section 162(m), as well as the financial statement effect of a particular award. In some cases, an award that qualifies as "performance based compensation" under Section 162(m) may give rise to an accounting treatment that results in an adverse financial statement effect. Consequently, the Committee attempts to strike a reasonable balance between the Section 162(m) considerations and the financial accounting or other considerations. The Committee may authorize an award that will give rise to a loss of deduction under Section 162(m), but only after determining that the potential adverse financial statement effect of alternative award structures, or other considerations, outweighs the monetary value of the lost deduction. As a result of the Section 162(m) limitation, approximately $2.2 million of the compensation earned by Mr. Topfer during fiscal 1997 will be nondeductible (resulting in a cash cost to the Company of approximately $760,000).

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of stockholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the stockholders' benefit.

                                            THE COMPENSATION COMMITTEE

                                            CLAUDINE B. MALONE, Chairman
                                            MICHAEL H. JORDAN
                                            MICHAEL A. MILES

                              COMPANY PERFORMANCE

     The following graph compares the cumulative total return on the Company's Common Stock during the last five fiscal years with the S&P 500 Index and the S&P Computer Systems Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in the Company's Common Stock or the indices on February 2, 1992 and assumes the reinvestment of all dividends. The graph depicts the change in the value of the Company's Common Stock relative to the noted indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                    [GRAPH]

                                                            END OF FISCAL YEAR
                                                 -----------------------------------------
                                                 1992   1993   1994   1995   1996    1997
                                                 ----   ----   ----   ----   ----   ------
Dell Computer Corporation......................  $100   $218   $102   $197   $259   $1,245
S&P 500........................................   100     72     72     87    124      168
S&P Computer Systems Index.....................   100    107    117    115    152      192

---------------

(a) The S&P Computer Systems Index currently consists of Amdahl Corporation, Apple Computer, Inc., Compaq Computer Corporation, Data General Corporation, Dell Computer Corporation, Digital Equipment Corporation, Hewlett-Packard Company, Intergraph Corporation, International Business Machines Corporation, Silicon Graphics, Inc., Sun Microsystems, Inc. and Tandem Computers Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information about the beneficial ownership of Common Stock (the only class of voting securities of the Company outstanding) by the persons known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, by each of the Company's directors, by each Named Executive Officer and by all of the Company's directors and executive officers as a group. To the best of the Company's knowledge, each such person holds sole investment and voting power over the shares shown, except as otherwise indicated.

                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL           PERCENTAGE
                    BENEFICIAL OWNER                         OWNERSHIP (a)          OF CLASS (b)
---------------------------------------------------------  -----------------        ------------
Michael S. Dell..........................................     26,894,200(c)(d)          16.0%
  One Dell Way
  Round Rock, Texas 78682
FMR Corp.................................................      9,087,000(e)              5.4%
  82 Devonshire Street
  Boston, Massachusetts 02109
Donald J. Carty..........................................         66,400(c)                *
Paul O. Hirschbiel, Jr...................................         28,056(c)(f)             *
Michael H. Jordan........................................         82,400(c)                *
George Kozmetsky.........................................        648,634(g)                *
Thomas W. Luce III.......................................         13,440(h)                *
Klaus S. Luft............................................         28,800(c)                *
Claudine B. Malone.......................................         26,800(c)                *
Michael A. Miles.........................................         77,800(c)(i)             *
Morton L. Topfer.........................................        375,402(c)(j)             *
Kevin B. Rollins.........................................        120,052(c)                *
Martyn R. Ratcliffe......................................         87,096(c)                *
Thomas J. Meredith.......................................        375,913(c)(k)             *
Directors and executive officers as a group
  (24 persons)...........................................     30,141,596(c)             18.0%

---------------

 *  Less than 1%.

(a) As of April 30, 1997 (the last trading day of the first quarter of fiscal
    1998), unless otherwise indicated.

(b) Based on the number of shares outstanding (167,727,302) at the close of business on April 30, 1997 (the last trading day of the first quarter of fiscal 1998).

(c) Includes the following number of shares subject to options that were exercisable at or within 60 days after April 30, 1997: Mr. Dell, 24,000; Mr. Carty, 62,400; Mr. Hirschbiel, 4,800; Mr. Jordan, 62,400; Mr. Luft, 28,800;
    Ms. Malone, 16,800; Mr. Miles, 28,800; Mr. Topfer, 222,250; Mr. Rollins, 120,000; Mr. Ratcliffe, 9,956; Mr. Meredith, 184,421; and all directors and executive officers as a group, 966,726. Also includes the following number of shares held for the person's account in the Company-sponsored 401(k) retirement savings plan: Mr. Dell, 6,260; Mr. Topfer, 1,018; Mr. Rollins, 52; Mr. Meredith, 2,361; and all directors and executive officers as a group, 9,349.

(d) Does not include 420,000 shares held in a trust of which Mr. Dell is the grantor, 390,000 shares held in a trust of which Mr. Dell's spouse is the grantor or 2,682,032 shares held by Mr. Dell's spouse.

(e) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 1997 and reflecting ownership of Common Stock as of December 31, 1996. The following information is taken from that filing. Of the reported number of shares, 8,012,800 shares (4.45%) are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to various registered investment companies, and 582,600 shares (0.32%) are beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment manager of various institutional accounts. In addition, Edward C. Johnson 3d, Chairman of FMR Corp., has sole voting and dispositive power over 22,500 shares and shares voting and dispositive power over 9,100 shares. The reported number also includes 460,000 shares (0.26%) beneficially owned by Fidelity International Limited ("FIL"), an investment adviser to various investment companies and certain institutional investors. FIL currently operates as an entity independent of FMR Corp. FMR Corp. and FIL are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d); however, FMR Corp. made the filing on a voluntary basis as if all of the shares are beneficially owned by FMR Corp. and FIL on a joint basis.

(f) Includes 1,440 shares held in family trusts of which Mr. Hirschbiel is the trustee.

(g) Includes 43,150 shares held by Kozfund, Ltd., an affiliate of Dr. Kozmetsky.

(h) Includes 13,440 shares owned by the Hughes & Luce Retirement Plan for the benefit of Mr. Luce.

(i) Includes 10,000 shares held by Mr. Miles' spouse.

(j) Includes 3,216 shares held by Mr. Topfer's spouse and 8,092 shares held by a family limited partnership of which Mr. Topfer is the general partner.

(k) Includes 123,991 shares held by a grantor trust of which Mr. Meredith and his spouse are the trustees and Mr. Meredith and members of his family are the beneficiaries.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Thomas W. Luce III, a director of the Company, is affiliated with the law firm of Hughes & Luce, L.L.P., Dallas, Texas, which provided certain legal services to the Company during fiscal 1997. The dollar amount of fees that the Company paid to that firm during fiscal 1997 did not exceed 5% of that firm's gross revenues for its last full fiscal year.

                             ADDITIONAL INFORMATION

     INDEPENDENT ACCOUNTANTS. The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for fiscal 1998. Price Waterhouse LLP has been the Company's independent accountants for each of the past eleven fiscal years. The Company expects that representatives of Price Waterhouse LLP will be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.


     PROXY SOLICITATION. The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person or by telephone or facsimile transmission by officers, directors and regular employees of the Company. In addition, the Company will utilize the services of D.F. King & Co., Inc., an independent proxy solicitation firm, and will pay $10,000 plus reasonable expenses as compensation for those services. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.


     STOCKHOLDER PROPOSALS. Any stockholder of the Company who desires to present a proposal for consideration at next year's annual meeting of stockholders must deliver the proposal to the Company's principal executive offices no later than February 6, 1998, unless the Company notifies the stockholders otherwise. Only those proposals that are proper for stockholder action may be included in the Company's proxy statement. Written requests for inclusion should be addressed to Corporate Secretary, Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244.

     In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the Corporate Secretary, Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244, stating in detail the qualifications of the persons they recommend.

     STOCKHOLDER LIST. The Company will maintain at its corporate offices at One Dell Way, Round Rock, Texas, a list of the stockholders entitled to vote at the annual meeting, and the list will be open for examination by any stockholder, for purposes germane to the meeting, during ordinary business hours for a period of 10 days prior the meeting. The list will also be available for examination at the meeting itself.

     ANNUAL REPORT. The Company's Annual Report to Stockholders for the fiscal year ended February 2, 1997 is being mailed to stockholders concurrently with this Proxy Statement and does not form any part of the proxy solicitation material. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED FEBRUARY 2, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO DONALD D. COLLIS, INVESTOR RELATIONS, DELL COMPUTER CORPORATION, ONE DELL WAY, ROUND ROCK, TEXAS 78682.

                                   APPENDIX A

                   SUMMARY DESCRIPTION OF THE INCENTIVE PLAN

GENERAL

     The Incentive Plan provides for the granting of incentive awards in the form of stock options, SARS, stock and cash to executive officers and employees of the Company and its subsidiaries and certain other persons who are not employees but who from time to time provide substantial advice or other assistance or services to the Company. The Incentive Plan also provides for the automatic grant of options to non-employee directors. As of the end of fiscal 1997, the Company and its subsidiaries had approximately 10,350 full-time employees and eight non-employee directors. Except when a participant's employment terminates as a result of death, disability or normal retirement, an award generally may be exercised (or the restrictions thereon may lapse) only if the participant is an officer, employee or director of the Company or a subsidiary at that time. The Compensation Committee, however, has discretion to permit awards that may be exercised after the participant ceases to be an officer or employee of the Company or a subsidiary. The Incentive Plan permits awards to be transferred to a trust established for the benefit of one or more of the children, grandchildren or spouse of the participant, but only if the Compensation Committee approves.


     SHARES SUBJECT TO AWARDS. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the Incentive Plan is 31,761,880 currently. If the proposed amendment to the Incentive Plan is approved, that number will be periodically increased. The shares issued pursuant to awards under the Incentive Plan may be newly issued or from treasury.


     The number of shares authorized for issuance under the Incentive Plan and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends, recapitalizations and other changes in the Company's capitalization or in the event of mergers or other similar transactions involving the Company. The Incentive Plan includes provisions governing the effects on awards of a dissolution, liquidation, merger, consolidation or other reorganization of the Company, including a provision that permits the Company to allow for the preservation of the rights of the holders of awards in the event of such reorganization or providing for the acceleration of vesting and exercisability of awards. No awards for more than 800,000 shares may be granted to any one employee in a calendar year. In addition, the aggregate fair market value (determined at the date of grant) of Common Stock that a participant becomes eligible to purchase by exercising incentive stock options may not exceed $100,000 in any calendar year.

     ADMINISTRATION. The Incentive Plan is administered by the Compensation Committee, which is composed entirely of directors who are both non-employee directors as defined in applicable SEC regulations and outside directors as defined in Section 162(m) of the Internal Revenue Code. Except for certain automatic awards to non-employee directors, the Compensation Committee has broad discretion to administer the Incentive Plan, interpret its provisions and adopt policies to implement it. This discretion includes the power to select the employees to receive awards, to determine the type and size of awards, to determine when awards will be granted, to grant any kind of award in combination with other kinds of awards and to prescribe and amend the terms of the agreements governing the awards.

     STOCK OPTIONS. Options awarded under the Incentive Plan may be Incentive Options (as defined in the Incentive Plan) meeting the requirements of Section 422 of the Internal Revenue Code or Nonstatutory Options (as defined in the Incentive Plan). Options are rights to purchase a specified number of shares of Common Stock at a price fixed when the option is granted. Incentive Options must have an exercise price at least equal to the fair market value of the Common Stock on the date of grant, while Nonstatutory Options may have any exercise price that is equal to or greater than 75% of the fair market value of the Common Stock on the date of grant. Options are exercisable when and on the terms set by the Compensation Committee, but no Incentive Option may be exercised more than ten years after the date of its grant. Payment of the exercise price may be made in cash, with other shares of Common Stock or a combination of both. Pyramiding of stock option exercises may be permitted, which could allow a participant to exercise the options without paying any significant amount of cash.

     STOCK APPRECIATION RIGHTS. SARs are rights to receive a payment, in cash or shares of Common Stock or both, based on the value of Common Stock. SARs not granted in connection with another award under the Incentive Plan must have an exercise price that is at least 75% of the fair market value of the Common Stock on the date of grant. SARs granted in connection with another award generally will have the same exercise price and other terms as the related award; exercise of the tandem SAR will terminate the related award, and exercise of the related award will similarly terminate the tandem SAR.

     OTHER AWARDS. The Incentive Plan also permits stock awards and cash awards. A stock award is an award of shares of Common Stock. The award may be subject to restrictions against transfer, satisfaction of specified conditions, repurchase options exercisable by the Company or other limitations or may be made without any restrictions or limitations. The participant may be given the right to vote the shares and receive dividends on the shares subject to the award, whether before or after such shares have been earned. No more than 25% (20% if the proposed amendment to the Incentive Plan is approved) of the total shares reserved for issuance under the Incentive Plan may be issued pursuant to restricted stock, stock bonus or similar stock awards (although this limitation does not apply to stock issued upon exercise or settlement of an option, SAR or performance unit). Cash awards are generally based on the extent to which pre-established performance goals are achieved over a pre-established period, but may also include individual bonuses paid for previous performance.

     The Compensation Committee may select any performance measure or combination of measures as conditions for awards under the Incentive Plan, except that the performance measures for executive officers must be chosen from among the following choices: (a) total stockholder return (stock price appreciation plus dividends); (b) net income; (c) earnings per share; (d) return on sales; (e) return on equity; (f) return on assets; (g) increase in the market price of Common Stock or other securities; (h) the Company's performance in any of the categories listed in clauses (a) through (g) compared to the average performance of the companies included in the S&P Computer Systems Index; and (i) the Company's performance in any of the categories listed in clauses (a) through
(g) compared to the average performance of the companies used in a peer group established by the Compensation Committee before the beginning of the performance period. Nevertheless, the Compensation Committee may choose different performance measures for executive officers if the stockholders otherwise approve, if tax laws or regulations change so as not to require stockholder approval of different measures in order to deduct the related cash or stock payment for federal income tax purposes or if the Compensation Committee determines that it is in the Company's best interest to grant awards not satisfying the requirements of Section 162(m) or any successor law.

     AUTOMATIC GRANTS OF OPTIONS TO NON-EMPLOYEE DIRECTORS. The Incentive Plan provides that each non-employee director of the Company will be automatically granted stock options for 60,000 shares of Common Stock on the day after the first meeting of the Board of Directors that the non-employee director attends following the director's initial election or appointment to the Board of Directors. The exercise price of the options will be the fair market value of the Common Stock on the date of grant, and the options will vest in annual amounts of 12,000 shares on each of the first five anniversaries of the date of grant so long as the non-employee director is a director of the Company at all times after the date of grant and including the vesting date. In addition, each non-employee director who is a member of the Board of Directors both before and after the annual meeting of stockholders of the Company each year will automatically be granted stock options for 24,000 shares of Common Stock on the date of the first meeting of the Board of Directors following that annual meeting of stockholders. The exercise price of the options will be the fair market value of the

Common Stock on the date of grant, and the options will vest in annual amounts of 4,800 shares on each of the first five anniversaries of the date of grant so long as the non-employee director is a director of the Company at all times after the date of grant and including the vesting date. Both the initial options and the annual options terminate on the earlier of (a) ten years from the date of grant, (b) immediately when the holder ceases to be a director if the Board of Directors demanded the holder's resignation, (c) 90 days after the holder ceases to be a director because of other resignation or failure to stand for re-election or (d) one year after death or permanent disability.

     DEFERRAL AND SUBSTITUTION OF AWARD. The Compensation Committee may permit a participant to defer receipt of the payment of cash or the delivery of shares that the participant would otherwise be due under any award pursuant to the Incentive Plan. Non-employee directors may elect to receive stock options in lieu of all or a portion of their annual fee. The exercise price of the options will be the fair market value on the date of grant (which will be the date the fee otherwise would have been paid), the options will vest in annual amounts of 20% on each of the first five anniversaries of the date of grant and the options will expire on the tenth anniversary of the date of grant. The number of options issued will be calculated by dividing the amount of the annual fee foregone by the value of an option for one share of Common Stock on the date of grant (calculated using the Black-Scholes Model based on the applicable assumptions used in calculating option values in the Company's most recent annual meeting proxy statement).

     TAX WITHHOLDING. The Incentive Plan allows for the satisfaction of a participant's tax withholding with respect to an award by the withholding of shares of Common Stock issuable pursuant to the award or the delivery of previously owned shares of Common Stock, in either case based upon the fair market value of the applicable shares and subject to any limitations or conditions the Compensation Committee adopts.


     CHANGE IN CONTROL. Any awards granted under the Incentive Plan may provide that, on the occurrence of a change in control of the Company, (a) the options and SARs represented by the award will become immediately exercisable, (b) all restriction periods and restrictions imposed on restricted stock subject to the award will lapse and (c) the target payout opportunity attainable under the award will be deemed to have been fully earned for all performance periods as of the effective date of the change in control, the vesting of the awards denominated in shares will be accelerated as of the effective date of the change in control and the holder of the award will be paid in cash within 30 days following the change in control a pro rata portion of all targeted cash payout opportunities associated with outstanding cash-based awards (based on the number of complete and partial calendar months within the performance period that had elapsed as of the change in control). The award may also provide that the award will remain exercisable for its original term whether or not employment is terminated following a change in control. The provisions of the preceding clause
(c) will not apply to awards that were granted fewer than six months before the change in control. In addition, the Compensation Committee may make any modifications to the awards other than those for which a stockholder vote is required or that would cancel the awards. In general, the Incentive Plan defines a change in control as any of the following:


          (a) The acquisition by any person of beneficial ownership of 20% or more of the outstanding Common Stock or the outstanding voting securities of the Company, other than (1) an acquisition from the Company; (2) an acquisition by the Company, a company controlled by the Company or an employee benefit plan sponsored by the Company; (3) an acquisition by Michael S. Dell, his affiliates or associates, his heirs or any trust or foundation to which he transfers stock (collectively, "Michael Dell"); or
     (4) an acquisition that complies with the three requirements of paragraph
     (c) below.

          (b) Individuals who constitute the Incumbent Board (as defined in the Incentive Plan) cease for any reason to constitute at least a majority of the Company's Board of Directors. The Incumbent Board means those individuals who were serving as directors on June 22, 1994 and any individual who becomes a director after that time whose election or nomination was approved by a vote of a majority of the directors then comprising the Incumbent Board (unless such person became a director as a result of an actual or threatened election contest or solicitation of proxies or consents by or on behalf of a person other than the Board of Directors).

          (c) Approval by the Company's stockholders of a reorganization transaction (such as a merger, consolidation or asset sale), unless, following such transaction, (1) the beneficial owners of the outstanding Common Stock and outstanding voting securities immediately prior to the transaction beneficially own more than 60% of the outstanding shares of common stock and combined voting power of the voting securities of the corporation resulting from the transaction (including a corporation that owns the Company) in substantially the same proportions as their ownership of the outstanding Common Stock and voting securities of the Company immediately prior to the transaction, (2) no person (other than an employee benefit plan sponsored by the Company, the corporation resulting from the transaction or Michael Dell) beneficially owns 20% or more of the outstanding common stock or voting securities of the corporation resulting from the transaction, except to the extent such ownership existed prior to the transaction, and (3) at least a majority of the members of the board of directors of the corporation resulting from the transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board of Directors, providing for such transaction.

          (d) Approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

     AMENDMENT, MODIFICATION AND TERMINATION. The Board of Directors may at any time and from time to time, alter, amend, suspend or terminate the Incentive Plan in whole or in part; except that no amendment that materially increases the number of shares of Common Stock subject to the Incentive Plan, materially increases the benefits to participants in the Incentive Plan or materially modifies the requirements for eligibility to participate in the Incentive Plan may be made without stockholder approval. No awards may be granted under the Incentive Plan after June 22, 2004. No stockholder approval will be sought for amendments to the Incentive Plan except as required by law or the rules of any national securities exchange or inter-dealer quotation system on which the Common Stock is then listed or quoted.

FEDERAL INCOME TAX CONSEQUENCES

     NONSTATUTORY OPTIONS. The grant of a Nonstatutory Option should neither result in recognition of taxable income by the optionee nor give rise to a deduction by the Company. However, an optionee who exercises a Nonstatutory Option must generally, as of the exercise date, recognize compensation income equal to the excess (if any) of the then fair market value of the Common Stock received over the exercise price of the option. If the Common Stock received upon exercise of a Nonstatutory Option is subject to a substantial risk of forfeiture within the meaning of Section 83(c) of the Internal Revenue Code, then, unless the optionee makes an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the excess of the fair market value of the shares over the option price, the excess would not be includible as compensation income unless and until the substantial risk of forfeiture has lapsed. Any gain or loss on the subsequent sale or exchange of Common Stock received on exercise of a Nonstatutory Option will be treated as capital gain or loss, provided the stock is held as a capital asset. If an optionee pays the exercise price of a Nonstatutory Option solely with cash, the tax basis of the Common Stock received will equal the sum of the cash paid plus the amount of compensation income includible by the optionee resulting from the exercise. An optionee who pays all or a portion of the exercise price of a Nonstatutory Option with shares of Common Stock is subject to detailed rules as provided in regulations concerning recognition of income or gain and the determination of basis in the shares received. The amount of compensation income includible in gross income by an optionee is deductible by the Company during the taxable year in which the income is includible by the optionee (provided the optionee's total compensation for that year is otherwise deductible and the applicable withholding requirements are satisfied).

     RESTRICTED STOCK. A participant who receives a restricted stock award will recognize ordinary income equal to the fair market value of the restricted stock received at the time the restrictions lapse, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to report the fair market value of the restricted stock as ordinary income at the time of receipt. At the time the participant is required to include such ordinary income in gross income, the Company may deduct a corresponding amount, provided the participant's compensation is reasonable and the Company withholds the applicable federal income taxes (if required to do so). During the period in which a participant holds restricted stock, before the lapse of the restrictions, if dividends are declared but not distributed to the participant until the restrictions lapse, the dividends will be treated for tax purposes by the participant and the Company in the following manner: (a) if the participant makes an election under Section 83(b) of the Internal Revenue Code to recognize income at the time of receipt of the restricted stock, the dividends will be taxed as dividend income to the participant when the restrictions lapse and the Company will not be entitled to a deduction and will not be required to withhold income tax, and (2) if no election is made under Section 83(b) by the participant, the dividends will be taxed as compensation to the participant at the time the restrictions lapse and will be deductible by the Company and subject to any required income tax withholding at that time.

     SARS OR PERFORMANCE UNITS. A participant generally will not recognize taxable income upon the grant under the Incentive Plan of either a SAR or other performance-based award. Upon the exercise of a SAR or the payment of other performance-based awards, the participant will recognize ordinary income in an amount equal to the cash and fair market value of other property received, including Common Stock. The value of the shares will be determined (a) on the date received, if the shares are substantially vested as of that date or (b) the first date on which the shares become substantially vested. Delivery of shares of Common Stock previously owned by the participant to the Company to satisfy any tax withholding obligations of the Company will be a taxable event to the participant with respect to the surrendered shares. The Company will be entitled to a deduction in the amount and at the time that the participant recognizes ordinary income in connection with the exercise of a SAR or the payment of a performance unit, provided that the participant's compensation is otherwise deductible and the Company withholds the applicable federal income taxes (if required to do so). If the SAR or other performance-based award is paid, in whole or in part, in shares of Common Stock, the amount recognized by the participant as ordinary income with respect to such shares becomes the participant's basis in the shares of Common Stock for purposes of determining any gain or loss on the subsequent sale of those shares.

     INCENTIVE OPTIONS. An employee who receives an Incentive Option will not recognize income for federal income tax purposes as a result of the receipt or exercise of the Incentive Option. The exercise of the Incentive Option, however, will increase the optionee's alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the Common Stock received over the exercise price. The Company and its participating subsidiaries will not be entitled to a deduction with respect to the grant or exercise of an Incentive Option.

     Provided the shares are held as a capital asset, gain recognized on the disposition of Common Stock acquired by exercise of an Incentive Option ("incentive stock") will be treated as long-term capital gain if (a) no disposition of the shares is made by the employee within two years from the date the Incentive Option was granted nor within one year after the transfer of the shares to the employee upon exercise of the Incentive Option (the "Statutory Holding Period") and (b) certain other requirements of the Internal Revenue Code are satisfied by the holder of the incentive stock. Gain recognized on disposition of Incentive stock held by the optionee for less than the Statutory Holding Period (a "disqualifying disposition") generally will be compensation income to the optionee to the extent of the excess of the fair market value of the incentive stock when received (or, if less, the amount realized on disposition of the incentive stock) over the applicable exercise price. However, if upon receipt the incentive stock is subject to a substantial risk of forfeiture within the meaning of Section 83(c) of the Internal Revenue Code, then special rules apply concerning the date when the fair market value of the incentive stock is determined. Any gain recognized in excess of the amount taxed as compensation generally will be characterized as capital gain. If an optionee pays the exercise price of an Incentive Option solely with cash, the optionee's initial tax basis of the incentive stock received is equal to the amount of cash paid. An optionee who pays all or a portion of the exercise price of an Incentive Option with shares of Common Stock will be subject to detailed rules as provided in regulations concerning recognition of income or gain and the determination of basis in the shares received. In the event of a disqualifying disposition, the Company will be entitled to a corresponding deduction for federal income tax purposes equal to the amount of compensation income includible by the optionee (provided the optionee's compensation for that year is otherwise deductible).

     GENERAL RESTRICTIONS OF DEDUCTIONS. In any case, the Company's ability to deduct amounts with respect to any awards for U.S. federal income tax purposes will be subject to compliance with the conditions or limitations of Section 162(m) of the Internal Revenue Code.

PLAN BENEFITS TABLE

     The awards, if any, that will be made to eligible participants (other than the non-employee directors) in the Incentive Plan during fiscal 1998 are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. As noted above, each of the non-employee directors will receive a grant of stock options for 24,000 shares during fiscal 1998.

     The following table sets forth, for certain executive officers and groups, the awards that were received under the Incentive Plan during fiscal 1997. None of these awards would have been affected had the proposed amendment to the Incentive Plan been effective during fiscal 1997.

                              PLAN BENEFITS TABLE

                                          NUMBER OF SECURITIES
      NAME AND PRINCIPLE POSITION         UNDERLYING AWARDS(a)
      ---------------------------         --------------------
Michael S. Dell.........................          800,000
  Chairman of the Board and Chief
     Executive Officer
Morton L. Topfer........................           90,000
  Vice Chairman
Kevin B. Rollins........................          670,000
  Senior Vice President and General
     Manager -- Americas
Martyn R. Ratcliffe.....................          260,000
  Senior Vice President and General
     Manager -- Europe
Thomas J. Meredith......................           60,000
  Senior Vice President and Chief
     Financial Officer
Executive Officer Group(b)..............        3,193,746
Non-Executive Director Group(c).........          194,800
Non-Executive Officer Group(d)..........        7,290,655

---------------

(a) For additional information regarding certain of these awards (including the exercise price and the grant date present value), see the table under "Management Compensation -- Compensation of Executive Officers -- Option Grants in Last Fiscal Year."

(b) Consists of all executive officers of the Company (16 persons)

(c) Consists of all members of the Board of Directors who are not executive officers of the Company (8 persons).

(d) Consists of all employees of the Company (other than the executive officers) who received awards under the Incentive Plan during fiscal 1997.

                           DELL COMPUTER CORPORATION

                                     PROXY

       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 18, 1997
                 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF DELL COMPUTER CORPORATION

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Dell Computer Corporation (the "Company") to be held on July 18, 1997 and the related Proxy Statement; (b) appoints Michael S. Dell and Thomas B. Green, or either of them, as Proxies, each with the power to appoint a substitute; (c) authorizes the Proxies to represent and vote, as designated below, all the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), held of record by the undersigned on May 30, 1997 at such Annual Meeting and any adjournments or postponements thereof; and (d) revokes any proxies previously given.

1. Election of two Class III directors (Nominees: Claudine B. Malone and Michael A. Miles).

        [ ] FOR ALL NOMINEES        [ ] AGAINST ALL NOMINEES

        To vote for fewer than all nominees, print the names of the nominees you wish to vote FOR in the following space:

        -----------------------------------------------------------------------

2. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 300 million to one billion.

                [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

3. Approval of an amendment to the Company's Incentive Plan to (a) provide for automatic periodic increases in the number of shares of Common Stock that may be awarded thereunder and (b) reduce the number of authorized shares that may be awarded in the form of "Stock Awards" (as defined in the Incentive Plan) from 25% to 20%.

                [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S INCENTIVE PLAN. THE PROXIES WILL USE THEIR DISCRETION WITH REGARD TO ANY MATTER REFERRED TO IN ITEM 4 ABOVE.

Please sign, date and return this proxy as promptly as possible in the envelope provided.

Dated:                    , 1997
       -------------------              ---------------------------------------

                                        ---------------------------------------
                                             Signature(s) of Stockholder(s)


                                        EACH JOINT OWNER SHOULD SIGN. SIGNATURES
                                        SHOULD CORRESPOND WITH THE NAMES PRINTED
                                        ON THIS PROXY. ATTORNEYS, EXECUTORS,
                                        ADMINISTRATORS, GUARDIANS, TRUSTEES,
                                        CORPORATE OFFICERS OR OTHERS SIGNING IN
                                        A REPRESENTATIVE CAPACITY SHOULD GIVE
                                        FULL TITLE.